Exhibit 99.1

Gain Therapeutics Announces Second Quarter 2023 Financial Results and Business Update

HREC application submitted; on track to initiate Phase 1 clinical study of GT-02287 this year

Acceptance of late breaking abstract for presentation at the International Congress of Parkinson’s Disease and Movement Disorders® in Copenhagen, Denmark

BETHESDA, Md., Aug. 10, 2023 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced financial results for the second quarter ended June 30, 2023, and highlighted recent corporate progress.

“We are excited to announce the submission of the dossier application to begin Phase 1 clinical trials of GT-02287, our GCase-targeting drug candidate for GBA1 Parkinson’s disease,” said Matthias Alder, Chief Executive Officer of Gain Therapeutics. “GT-02287 has demonstrated positive preclinical results with potential application across a range of neurodegenerative diseases beyond GBA1 Parkinson’s disease. We look forward to commencing the evaluation of the safety of this promising candidate in healthy volunteers in the second half of this year.”

Pipeline Updates

●	Submitted dossier to initiate Phase 1 clinical trial in Australia. The preclinical data package that has been submitted to the Human Research Ethics Committee (HREC) demonstrates the safety, efficacy, and tolerability of GT-02287 in preclinical models. The Phase 1 clinical trial, which is expected to commence in H2 2023, will evaluate GT-02287 in healthy volunteers to assess safety and pharmacokinetics, with the goal of identifying an optimal dose level for Phase 1b and Phase 2 trials.
●	Acceptance of a late breaking abstract with new in vivo data on GT-02287 for presentation at the upcoming International Congress of Parkinson’s Disease and Movement Disorders® to be held August 27-31, in Copenhagen, Denmark.

Upcoming Milestones

●	Initiation of Phase 1 clinical trial of GT-02287 in Australia expected in H2 2023.
●	Presentation of two posters with new in vivo data at the upcoming International Congress of Parkinson’s Disease and Movement Disorders® being held August 27-31, in Copenhagen, Denmark.
o

Neuroprotective effect of GT-02287, a brain-penetrant structurally targeted allosteric regulator of glucocerebrosidase, leads to a significant reduction of plasma neurofilament light chain levels and improvement in behavioral deficits in a mouse model of GBA1 Parkinson’s disease (Late-breaker Abstract #LBA-13).

o	GT-02287, a brain-penetrant structurally targeted allosteric regulator for glucocerebrosidase shows evidence of pharmacological efficacy in an animal model of Parkinson’s disease (Abstract #1376).
●	Progression of one of the Company’s oncology programs to lead series selection by the end of 2023.

Financial Results

Research and development (R&D) expenses totaled $4.0 million for the three months ended June 30, 2023, compared to $2.6 million for the same period in 2022. The $1.4 million increase in R&D expense was primarily due to increases in costs associated with preclinical studies, quality and clinical manufacturing as Gain’s GBA1 Parkinson’s disease program advances toward clinical trials. The increase in R&D expense was also due to higher personnel-related costs associated with an increase in employee headcount.

General and administrative (G&A) expenses totaled $3.7 million for the three months ended June 30, 2023, compared to $2.7 million for the same period in 2022. The increase in G&A expenses of $1.0 million was primarily due to higher legal fees, accounting, information technology costs and increased investor relations expenses. The increase in G&A expenses was also due to an increase in personnel-related costs.

Net loss for the three months ended June 30, 2023, was $7.7 million, or $0.62 per share basic and diluted, including non-cash stock-based compensation expense of $1.3 million, compared to a net loss of $5.1 million, or $0.43 per share basic and diluted, which included non-cash stock-based compensation expense of $0.4 million for the period ended June 30, 2022.

Cash, cash equivalents and marketable securities were $16.2 million as of June 30, 2023, which the Company believes is sufficient to support operations into the third quarter of 2024.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Collaboration revenues	$—	$95,102	$55,180	$132,640
Other income	—	—	—	7,468
Total revenues	$—	$95,102	$55,180	$140,108

Operating expenses:
Research and development	(3,987,943)	(2,582,224)	(6,779,148)	(4,138,664)
General and administrative	(3,743,171)	(2,689,263)	(6,236,930)	(4,466,306)
Total operating expenses	(7,731,114)	(5,271,487)	(13,016,078)	(8,604,970)

Loss from operations	$(7,731,114)	$(5,176,385)	$(12,960,898)	$(8,464,862)

Other income/(expense):
Interest income, net	129,929	59,899	281,964	58,248
Foreign exchange gain/(loss), net	(60,195)	40,212	(103,037)	59,374
Loss before income tax	$(7,661,380)	$(5,076,274)	$(12,781,971)	$(8,347,240)

Income tax	(26,589)	(9,146)	(43,317)	(10,823)

Net loss	$(7,687,969)	$(5,085,420)	$(12,825,288)	$(8,358,063)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.62)	$(0.43)	$(1.05)	$(0.70)
Weighted average common shares - basic and diluted	12,387,089	11,883,368	12,157,969	11,883,368

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$6,319,925	$7,311,611
Marketable securities - current	9,873,209	12,826,954
Tax credits	160,730	103,877
Prepaid expenses and other current assets	954,584	848,854
Total current assets	$17,308,448	$21,091,296

Non-current assets:
Marketable securities - non current	$—	$1,941,488
Property and equipment, net	138,556	144,379
Internal-use software	204,549	213,967
Operating lease - right of use assets	559,771	659,933
Restricted cash	31,816	30,818
Long-term deposits and other non-current assets	17,734	17,506
Total non-current assets	952,426	3,008,091
Total assets	$18,260,874	$24,099,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$924,390	$1,626,100
Operating lease liability - current	235,798	229,080
Other current liabilities	3,247,233	2,106,756
Deferred income - current	1,069,107	55,180
Loans - current	111,636	108,135
Total current liabilities	$5,588,164	$4,125,251

Non-current liabilities:
Defined benefit pension plan	$174,185	$157,580
Operating lease liability - non-current	330,071	441,784
Deferred income - non-current	608,982	—
Loans - non-current	466,638	495,258
Total non-current liabilities	1,579,876	1,094,622
Total liabilities	$7,168,040	$5,219,873

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of June 30, 2023 and December 31, 2022.	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 12,632,327 issued and outstanding as of June 30, 2023; 11,883,368 issued and outstanding as of December 31, 2022.	1,263	1,189
Additional paid-in capital	62,298,733	57,358,895
Accumulated other comprehensive income	134,323	35,627
Accumulated deficit	(38,516,197)	(20,925,459)
Loss for the period	(12,825,288)	(17,590,738)
Total stockholders’ equity	11,092,834	18,879,514
Total liabilities and stockholders’ equity	$18,260,874	$24,099,387

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287, in development for the treatment of GBA1 Parkinson’s disease, has completed IND-enabling GLP toxicology studies. Clinical evaluation of GT-02287 is expected to begin this year.

Leveraging AI-supported structural biology, proprietary algorithms and supercomputer-powered physics-based models, the company’s SEE-Tx® discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology. For more information, please visit GainTherapeutics.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements”. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding timing for reporting data from ongoing preclinical studies or the initiation of future clinical trials, including the timing of commencement of a Phase 1 clinical program for GT-02287 for GBA1 Parkinson’s disease; the potential therapeutic and clinical benefits of the Company’s product candidates; the selection and development, and timing thereof, of future programs including the selection of a lead series for its preclinical oncology program; the Company’s financial position and ability to execute on the next phase of its strategy; and the Company’s anticipated cash runway guidance, including the ability for the Company’s current and projected cash to allow the Company to meet value inflection points. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. Many factors may cause differences between current expectations and actual results, including the impacts of the post-COVID-19 environment and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2023 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact:

Susan Sharpe

Linnden Communications

(919) 602-2330

susan@linndencom.com